Exhibit 10.1

SALES FINANCE AGREEMENT
RECOURSE CONFIDENTIAL INVOICE DISCOUNTING FACILITY (UK DEBTS)

This Agreement is made between Barclays Bank PLC (“Barclays”) and:

Customer	Premex Services Limited
Registered number	03281191
Trading style(s)	Not Applicable
Principal place of business	Premex House, Futura Park, Middlebrook, Bolton BL6 6SX
Nature of business	Medico Legal Services to Legal and Insurance Professions

Date of this Agreement	12/05/2011

This Agreement sets out the terms on which Barclays will provide to the Customer a Recourse Confidential Invoice Discounting Facility.

Principal Commercial Terms

Early Payment Ceiling	£26,500,000
Early Payment Percentage	80% of Approved Debts
Permitted Countries	UK
Permitted Currencies (in addition to Sterling)	None
Prime Debtor Restriction	20% of the aggregate of all Outstanding Approved Debts under and as defined in each Group Agreement. The definition of Prime Debtor Restriction in Standard Term 28 shall be construed accordingly
Minimum Period	36 months
Minimum Notice Period	3 months
Recourse Period	720 days from the end of month in which the invoice is issued
Discount Margin (over Base Rate)	2.40%
Minimum Service Charge	£16,000 per year plus VAT
Administration Fee	£120,000 plus VAT
Legal Documentation Fees	£0 plus VAT

Customer’s Payment Terms

Payment Terms	Up to 720 days from the date of invoice or the date of claim settlement, whichever is sooner
Maximum Terms of Payment	720 days from the date of invoice

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Specified Account(s)

Barclays Bank PLC
Sort code
Account number(s)

Security

Security for the Customer’s Obligations	Any debenture, charge, guarantee or other Security created by the Customer in favour of Barclays shall be Security for the Customer’s Obligations under this Agreement.

A composite Fixed & Floating Charge and Cross Guarantee executed by each of Examworks UK Limited (Company Registration Number 07361157), Premex Group Limited (Company Registration Number 4906284), Premex Services (Liverpool) Limited (Company Registration Number 5679040), Premex Services Limited (Company Registration Number 3281191), Howarth Medical Reporting Service Limited (Company Registration Number 04270157), Premex Document Management Limited (Company Registration Number: 03692742), Premex Properties Limited (Company Registration Number 04555160), 3D Risk Solutions Limited (Company Registration Number 04961298), Premex Limited (Company Registration Number 05232157), Premex Insight Limited (Company Registration Number 05232455), Premex Rehabilitation Limited (Company Registration Number 05393171), Micrah Rehabilitation Limited (Company Registration Number 06108966), 3D Solutions Limited (Company Registration Number 06372785) and Micrah Services Limited (Company Registration Number 06845967) (the “Cross Guarantee”).

Conditions Precedent

The following conditions must be completed to Barclays’ satisfaction before the Commencement Date:

1.	The Customer will deliver to Barclays:

1.1	This Agreement executed by the Customer.

1.2	The Security for the Customer’s Obligations executed by all relevant parties.

1.3	All information and documents completed and signed where appropriate, specified in Barclays’ pre-commencement pack.

1.4	All information and documents in relation to the Customer’s accounting, financial and business records requested by Barclays.

1.5
The latest management accounts for Premex Group Limited, Premex Services Limited and Premex Services (Liverpool) Limited which shall in each case comprise profit & loss, balance sheet and cashflow information and which must not be more than 45 days old.

1.6
A satisfactory reference from Lloyds TSB Commercial Finance Limited together with the relevant forms required to complete the transfer of the facility from that party to Barclays pursuant to the current ABFA transfer guidelines.

1.7
Barclays sight and satisfaction of (i) the fully executed and completed sale and purchase agreement relating to the acquisition by ExamWorks UK Limited of the entire issued share capital of Premex Group Limited (the “Acquisition”) and (ii) all other documents and evidence requested by Barclays in connection with the Acquisition, including but not limited to a full funds flow statement together with details of sources of funds for all consideration payable.

1.8	A balance sheet in form and substance satisfactory to Barclays which evidences and confirms that Tangible Net Worth immediately following completion of the Acquisition exceeds £500,000.

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1.9	A letter from Bank of America in form and substance satisfactory to Barclays confirming that:

(i) Bank of America, N.A. has consented to the Acquisition; and

(ii) no breach, termination event or event of default (in each case however described) has occurred under the credit agreement dated 11 October 2010 and made between among others Bank of America, N.A. (as Administrative Agent, Swing Line Lender and L/C Issuer) and ExamWorks  Group, Inc. (as Borrower) (the “BoA Agreement”) nor will occur under the BOA Agreement as a result of the Acquisition.

1.10
Confirmation and evidence in form and substance satisfactory to Barclays, of compliance with all covenants under the RCF Agreement by all members of the ExamWorks Inc. Group who are party to the RCF Agreement.

1.11
Cash flow forecasts for Premex Group Limited (Company Registration Number 04906284), Premex Services (Liverpool) Limited (Company Registration Number 05679040) and Premex Services Limited (Company Registration Number 03281191) for the period from May 2011 until 31 December 2013 and based on an Early Payment Percentage of 65%, 75% and 80% and taking into account all potential Reserves under the Agreement, each in form and substance satisfactory to Barclays.

1.12
Evidence in form and substance satisfactory to Barclays that no event of default or termination event (in each case howsoever described) has occurred under any agreement of any nature relating to (i) funding, (ii) indebtedness, (iii) credit or (iv) financial accommodation, of any nature, provided to all or any part of the ExamWorks Inc. Group.

1.13
Barclays sight and satisfaction with the 2011 Medical Reporting Organisation Agreement dated 2 April 2011 signed on behalf of (i) the Medical Reporting Organisations by Howard Colman and (ii) the Compensators by Joanna Folan (“MRO Agreement”) and evidence in form and substance satisfactory to Barclays that there have been no amendments to the MRO Agreement.

1.14
Evidence and confirmation in form and substance satisfactory to Barclays that all debentures granted by the ExamWorks Inc. Group in favour of The Governor and the Company of the Bank of Scotland have been released in full and that all facilities relating to such security have been repaid in full and terminated.

1.15	A certified up to date group structure chart for the ExamWorks Inc. Group as at completion of the Acquisition in form and substance satisfactory to Barclays.

1.16	All other documents, assurances, information and opinions as Barclays may require.

2.	Payment of the Administration Fee and Legal Documentation Fees.

3.	A satisfactory verification and/or survey of the Customer’s sales ledger by Barclays.

Special Conditions

The following conditions will apply for the duration of this Agreement and without prejudice to Barclays general rights under the Agreement:

1.	The Customer is appointed as Barclays’ agent to collect Debts.

2.
The Customer shall provide management accounts in respect of Premex Group Limited, Premex Services (Liverpool) Limited and Premex Services Limited which shall include profit & loss, balance sheet and cash flow information to Barclays on a monthly basis on or before the 28th day of the month following the period to which they relate.

3.
The facility has been approved by Barclays on the assumption that the Customer will have Notified Debts of £35,000,000 in each financial year. If the value of Notified Debts is less than this figure, Barclays may review the pricing terms on which it will continue the facility.

4.
Debts due (i) by Debtors in respect of Debts raised in any trading name other than Premex Services Limited and Premex Rehabilitiation, (ii) by Debtors who are Associates, (iii) by Debtors who are partnerships (with the exception of solicitor partnerships) and (iv) which are bad or uncollectable Debts shall be Non-notifiable Debts.

5.
In addition to the Month End Reconciliation information to be provided pursuant to Condition 9.4 of Barclays’ Standard Terms, the Customer will deliver to Barclays details of all contra balances where a Debtor is also a creditor, details of all Contingent Debts (as defined below), the value of accruals regarding possible Medical Reporting Organisation scheme discounts, value of accrued ‘unallocated receipts’, value of accrued commissions on purchases relating to solicitors which are also on a Debtor’s ledger, value of any pre-invoicing/pre-payments (regarding treatments pre-booked/paid) and the value of those Debts where more than 50% of the total Debt Outstanding is beyond Recourse and value of Debts (i) within Recourse which are deemed bad or uncollectable and (ii) in respect of which legal proceedings have been commenced by the Customer.

6.
If the aggregate value of the average of aggregate Dilutions under and as defined in each of the Group Agreements in any consecutive 3 month period exceeds 4% of the value of all aggregate discounted turnover of the Group, Barclays may reduce the Early Payment Percentage by 1% for every 1% breach of this Special Condition.

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7.
If the value of Notified Debts that are Outstanding after expiry of the Recourse Period exceeds 5.50% of the value of all Outstanding Notified Debts, Barclays may reduce the Early Payment Percentage by 1% for every 1% breach of this Special Condition.

8.
The profit for the Premex Group before Taxation shall not be more than 20% adverse to that shown in its budget. This covenant shall be tested monthly on a 3 month rolling basis by reference to the Premex Group’s management accounts against the Premex Group’s month by month forecasts for each corresponding period. The Customer shall deliver such month by month forecasts for each financial year of the Premex Group by no later than one month prior to the commencement of each such financial year.

9.	If the Premex Group incurs a cumulative aggregate trading loss in any three-month period, Barclays may in its sole discretion review the terms on which it continues to make the Facility available

10.
From the Commencement Date, Barclays may implement funding Reserves in respect of accrued commissions (referral fees) relating to solicitors which are also on a Debtor’s ledger and discounts, individual Debtor balances of which more than 50% of corresponding Outstanding Debts are aged over 720 days old, unreconciled receipts, prepaid amounts relating to treatments, Debtors subject to legal proceedings by the Customer, bad or uncollectible Debts within Recourse, cash held within suspense accounts, VAT accrual, contra balances where a Debtor is also a creditor, inter-company debt or intra-group debt, Contingent Debts where they exceed those specified under this Agreement and Medical Reporting Organisation discount accruals. The Customer shall deliver to Barclays a report with the information provided pursuant to Condition 9.4 of Barclays’ Standard Terms detailing all transactions of the type described above to enable Barclays to adjust the Reserve held.

11.
The aggregate value of Outstanding Approved Debts (under and as defined in the Group Agreements) which are also Contingent Debts must not exceed 20% of the aggregate value of Outstanding Approved Debts (under and as defined in the Group Agreements). In this Agreement, “Contingent Debts” means all Outstanding Approved Debts which are payable only once the corresponding case or claim to which they relate is settled.

12.	In this Agreement:

“Group” means Premex Services Limited and Premex Services (Liverpool) Limited.

“Group Agreements” means the Sales Finance Agreements between Barclays and any member of the Group from time to time in force and “Group Agreement” means any of them.

“ExamWorks Inc. Group” means ExamWorks Group Inc., ExamWorks  UK Limited, Premex  Group Limited and all of their respective Subsidaries.

“Subsidary” of a company or corporation means any company or corporation:

(a) which is controlled, directly or indirectly, by the first mentioned company or corporation; or

(b) more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c) which is a subsidary of another subsidary of the first mentioned company or corporation, and for these purposes, a company or corporation shall be treated as being controlled by another if that company or corporation is able to direct its affairs and/or to control the composition of its board of directors or the equivalent body, and

“the Premex group” means Premex Group Limited (Company Registration Number 4906284) Premex Services (Liverpool) Limited (Company Registration Number 5679040), Premex Services Limited (Company Registration Number 3281191), Howarth Medical Reporting Service Limited (Company Registration Number 04270157), Premex Document Management Limited (Company Registration Number 03692742), Premex Properties Limited (Company Registration Number 04555160), 3D Risk Solutions Limited (Company Registration Number 04961298), Premex Limited (Company Registration Number 05232157), Premex Insight Lighting Limited (Company Registration Number 05232455), Premex Rehabilitation Limited (Company Registration Number 05393171), Micrah Rehabilitation Limited (Company Registration Number 06108966), 3D Solutions Limited (Company Registration Number 06372785) and Micrah Services Limited (Company Registration Number 06845967).

“Subsidiaries” shall be construed accordingly.

“Tangible Net Worth” means the aggregate of the amount paid up or credited as paid up on the issued share capital of each member of the Premex Group and the amount standing to the credit of the capital and revenue reserves (including share premium account, capital redemption reserve and profit & loss account) of each member of the Premex Group, but after deducting:

(a) (to the extent included) goodwill (including goodwill arising on consolidation) or their intangible assets of each member of the Premex Group;

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(b) (to the extent included) any reserve created by any upward revaluations of fixed assets made after the date of its most recent audited accounts of each member of the Premex Group as at the date of the Agreement and a copy of which has been delivered to Barclays;

(c) (to the extent included) amounts attributable to minority interests and deferred Taxation;

(d) any debit balance on profit and loss account of each member of the Preemx Group (but so that no amount shall be included or excluded more than once); and

(e) the aggregate amount of all loans and other financial indebtedness (however arising) due or outstanding from (i) any company, corporation or similar entity outside the Premex Group to (ii)  the Premex Group or any member of the Premex Group.

“Taxation” means any tax, levy, impost, duty or other charge witholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

13.	Barclays may in its sole discretion add further financial covenants to this Agreement in such form as Barclays may determine. Barclays shall notify the Customer of the same.

14.
In calculating the Availability under this Agreement, the sum calculated under limb (ii) of the definition of Availability in Standard Term 28 of Barclays’ Standard Terms shall in addition be reduced by £750,000, and Availability shall be construed accordingly.

15.	Debtor Days shall not exceed 280 days.

“Debtor Days” means the result of calculating the following as at the end of each calendar month:

A	× C
B

where:

A means the average of the end of the month sales ledger balances for the most recent three consecutive months for the Customer in respect of all Debtors domiciled in a Permitted Country (on an aggregated basis);

B means the aggregate of cleared collections received by Barclays from all Debtors domiciled in a Permitted Country (on an aggregated basis) for the three-month period used to calculate A; and

C means the number of days in the three-month period used to calculate A.

Barclays shall be entitled to reduce the Early Payment Percentage by 1% for each day by which Debtor Days exceeds 280 days.

16.	At all times:

(i)  at least 40% of Outstanding Debts (under and as defined in the Group Agreements) by aggregate value must have been Outstanding for no more than 6 months from the date of their respective invoices; and

(ii) at least 65% of Outstanding Debts (under and as defined in the Group Agreements) by aggregate value must have been Outstanding for no more than 12 months from the date of their respective invoices.

Barclays may reduce the Early Payment Percentage by 1% for each 1% breach of this Special Condition.

17.
If in relation to any Debtor (under and as defined in the Group Agreements), the total value of Notified Debts (under and as defined in the Group Agreements) that are Outstanding after expiry of the Recourse Period exceeds 50% of the aggregate value of all Outstanding Notified Debts (under and as defined in the Group Agreements) due from that Debtor, Barclays may implement a Reserve in respect of all Outstanding Debts (under and as defined in the Group Agreements) due from that Debtor.

18.	The Customer shall not without Barclays’ prior written consent:

(i) make any dividend payment;

(ii) With the exception of payments to the Premex Group, make any payment or repayment in relation to any intra-group or inter-company loans;

(iii) make any payment in respect of management fees; or

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In addition, the Customer shall not (and shall procure that no member of the ExamWorks Inc. Group will) without Barclays’ prior written consent

(i) make any, or agree to any, amendment to the RCF Agreement; or

(ii) agree to, or effect, any change in the ownership or control of all or any part of the ExamWorks Inc. Group.

19.
The Customer shall not use any Early Payment under this Agreement in connection with the funding of any acquisition (whether directly or indirectly, including by way of intra-group or inter-company loan) without the prior written consent of Barclays.

20.
The Customer shall deliver (and procure the delivery of) to Barclays in form and substance satisfactory to Barclays, evidence and confirmation of compliance with all covenants under the RCF Agreement by all members of the ExamWorks Inc. Group who are party to the RCF Agreement, in respect of each of their respective financial quarters by no later than 28 days after the end of each of the Customer’s  financial quarters. In addition, the Customer shall inform (and shall procure that each member of the ExamWorks Inc. Group who are party to the RCF Agreement informs) Barclays immediately in the event that any breach, default, event of default or termination event (in each case howsoever described) occurs under the RCF Agreement.

The Customer shall not enter into (and shall procure that no member of the ExamWorks Inc. Group enters into) any agreements in respect of funding, (ii) indebtedness, (iii) credit and/or (iv) financial accommodation (other than the Group Agreements and the RCF Agreements) which is reasonably likely to adversely affect:

(i) the ability of any member of the Group to perform its obligations under a Group Agreement (or the ability of any member of the ExamWorks Inc. Group to perform its obligations under any agreement required as a condition of Barclays entering into or continuing the Group Agreements); or

(ii) the business, or financial condition, of the ExamWorks Inc. Group or the Premex Group, in each case taken as a whole,

without Barclays’ prior written consent.

21.	The Early Payment Ceiling shall apply across all Group Agreements as a maximum aggregate ceiling.

22.	The Early Termination Fees payable pursuant to Standard Term 8.12 of Barclays’ Standard Terms (as incorporated into the Agreement) shall be:

(i) If the Agreement is terminated on or prior to the first anniversary of the Commencement Date, an amount equal to 1.5% of the Early Payment Ceiling at that time;

(ii) If the Agreement is terminated after the first anniversary of the Commencement Date but prior to the second anniversary of the Commencement Date, an amount equal to 1.0% of the Early Payment Ceiling at that time; and

(iii) If the Agreement is terminated on or after the second anniversary of the Commencement Date but prior to the third anniversary of the Commencement Date, an amount equal to 0.5% of the Early Payment Ceiling at that time.

The definition of Early Termination Fees in Barclays’ Standard Terms shall be construed accordingly.

23.
In the event that the average debit balance on the Payment Accounts (under and as defined in the Group Agreements) during any calendar month is less than 50% of the Early Payment Ceiling in force at that time, Premex Services Limited and Premex Services (Liverpool) Limited shall pay a non-utilisation fee being the result of the following formula:

0.75% x (A - B)

where:

A is the Early Payment Ceiling; and

B is the average debit balance on the Payment Accounts (under and as defined in the Group Agreements) during that calendar month.

Premex Services Limited and Premex Services (Liverpool) Limited (or either of them) shall, immediately following its calculation, pay to Barclays such non-utilisation fee, such payment being effected by Barclays debiting the sum so calculated to the appropriate Payment Account.

24.
The Customer shall not, without Barclays’ prior written consent, agree to any material amendments to any agreement between the Customer and any firm of solicitors (or other firm which provides legal services) under which the Customer has agreed or may agree to the waiver of fees. The Customer is however entitled to make amendments to the percentage of annual turnover allowed to be written off within any agreement between the Customer and any firm of solicitors (or other firm which provides legal services) under which the Customer has agreed or may agree to the waiver of fees as long as such percentage remains under 10% of the annual turnover between the parties.

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The Customer shall by no later than the date falling one month after (i) any material amendment is made to the MRO Agreement and (ii) any agreement replacing, renewing or substituting the MRO Agreement (or any subsequent replacement, renewal or substitute agreement) coming into force, notify and provide documentary evidence to Barclays (in form and substance satisfactory to Barclays) of any such amendment or replacement, renewal or substitute agreement.

25.
In addition to the Termination Events listed in Standard Term 22.2, if any event of default or termination event (in each case howsoever described) occurs under any agreement of any nature relating to (i) funding, (ii) indebtedness, (iii) credit or (iv) financial accommodation, of any nature, provided to all or any part of the ExamWorks Inc. Group, that will also constitute a Termination Event under and for the purposes of this Agreement.

26.
The Customer shall by no later than the date falling one month after the Commencement Date deliver evidence to Barclays in form and substance satisfactory to Barclays that all consents required in connection with the Acquisition under change of control clauses in all of the Group’s debtor contracts have been granted.

27.
The Customer shall procure that  UK Independent Medical Services Limited (Company Registration Number (04530717) accedes to the Cross Guarantee (such accession documentation to be in form and substance satisfactory to Barclays) by no later than the date falling one month after the Commencement Date.

28.
The Early Payment Percentage stated in the Principal Commercial Terms of this Agreement shall be reduced to 75% on the date falling 365 days after the Commencement Date, save that in the event that Barclays receives an executed corporate guarantee from Exam Works Inc. for the principal sum of £26,500,000 in form and substance satisfactory to Barclays, the Early Payment Percentage stated in the Principal Commercial Terms of this Agreement shall remain at, or as the case may be, revert back to, 80%, subject to Barclays being satisfied with all operational and financial aspects of the Facility under this Agreement.

29.
The Customer shall file (and procure the filing of) memoranda of satisfaction in respect of all Security granted by the ExamWorks Inc. Group in favour of (i) Lloyds TSB Commercial Finance Limited and (ii) The Governor and Company of the Bank of Scotland, within 10 days of the Commencement Date.

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Power of attorney

By way of security for the performance of the Customer’s obligations to Barclays, the Customer hereby appoints Barclays and any of its managers or other officers to act as the attorney of the Customer in the Customer’s name to (i) execute all deeds and documents; (ii) endorse and negotiate any Remittances; (iii) conduct, defend or compromise any proceedings or claims; (iv) settle any indebtedness owed by the Customer; (v) perfect Barclays’ title to any Debt; and (vi) secure the performance of any of the Customer’s obligations to Barclays or to any Debtor.  This appointment will continue until all Obligations due by the Customer to Barclays have been paid and Barclays may appoint a substitute attorney or delegate the performance of its powers.

Signed and delivered as a deed on the date of this Agreement by:

Barclays Bank PLC

acting by __Sean Hale________________________ its duly authorised attorney in the presence of:
/s/ Sean Hale

Attorney

Witness’ signature:	/s/ Lydia Clark

Witness’ name:	Lydia Clark

Address:	Churchill Plaza, Churchill Way, Basingstoke, Hampshire, RG21 7GP

Occupation:	Sales Support Co-Ordinator

The Customer

Premex Services Limited
acting by:

______Ian Hill____________________	/s/ Ian Hill
Print Name of Director	Signature of Director

____William Clynes______________________	/s/ William Clynes
Print Name of Director/Secretary	Signature of Director/Secretary

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Power of attorney

By way of security for the performance of the Customer’s obligations to Barclays, the Customer hereby appoints Barclays and any of its managers or other officers to act as the attorney of the Customer in the Customer’s name to (i) execute all deeds and documents; (ii) endorse and negotiate any Remittances; (iii) conduct, defend or compromise any proceedings or claims; (iv) settle any indebtedness owed by the Customer; (v) perfect Barclays’ title to any Debt; and (vi) secure the performance of any of the Customer’s obligations to Barclays or to any Debtor.  This appointment will continue until all Obligations due by the Customer to Barclays have been paid and Barclays may appoint a substitute attorney or delegate the performance of its powers.

Barclays’ Standard Terms (Version SF800 (2009)) and Pricing Schedule form part of this Agreement.

BARCLAYS RECOMMENDS THAT THE CUSTOMER TAKES LEGAL ADVICE BEFORE SIGNING THIS AGREEMENT

OR (in the case of companies with a Sole Director) Premex Services Limited acting by:

Print Name of Director	Signature of Director

in the presence of:

Witness Signature:

Witness Name:

Address:

Occupation:

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Barclays’ Standard Terms (Version SF 800 (2009))

These Standard Terms and the Pricing Schedule form part of the Agreement made between Barclays Bank PLC (Barclays) and

Customer	Premex Services Limited
Registered number (if applicable)	03281191
Date of Agreement	12/05/2011

Signed on behalf of Barclays by an authorised attorney:

Full name	Position	Signature
SEAN HALE	SF SQ SPECIALIST	/s/ Sean Hale

Signed on behalf of the Customer:

Full name	Position	Signature
IAN HILL	DIRECTOR	/s/ Ian Hill
WILLIAM CLYNES	DIRECTOR	/s/ William Clynes

SF800 – Standard Terms (2009)	10

1.	Period of this Agreement

This Agreement will begin on the Commencement Date and continue for the Minimum Period.  Barclays and the Customer may terminate this Agreement after the expiry of the Minimum Period by serving written notice of at least the Minimum Notice Period.

2.	Ownership of Debts

2.1	This Agreement applies to all Debts due from Debtors domiciled in a Permitted Country.

2.2	The Customer assigns with full title guarantee all Debts to which this Agreement applies.

2.3	The ownership of all Commencement Debts and their Related Rights will transfer to Barclays on the Commencement Date.

2.4	The ownership of each Debt created after the Commencement Date will transfer to Barclays automatically on the Debt coming into existence.

2.5	If the Customer assigns Scottish Debts to Barclays, the Scottish Debts are assigned with full title guarantee and an absolute warranty.

2.6	Barclays is not obliged to reassign any Debt to the Customer.

3.	Notification of Debts and credit notes

3.1	On the Commencement Date the Customer will Notify all Commencement Debts (excluding for the avoidance of doubt, Non-notifiable Debts).

3.2	Within 7 days of the completion of a Contract of Sale, the Customer will Notify each Debt to Barclays.

3.3	The Customer will Notify Debts to Barclays at least every 7 days or as agreed by Barclays.

3.4	The Customer will not Notify Non-notifiable Debts to Barclays unless Barclays tells the Customer.

3.5	All credit notes must be issued and sent to the Debtor immediately when due and Notified to Barclays within 2 days of their issue.

3.6	Debts in different Permitted Currencies must be Notified separately.

4.	Purchase price of Debts

4.1	The purchase price of each Debt will be the amount paid to discharge the Debt less the Discount and Service Charge.

4.2	The purchase price of a Covered Debt will be the amount for which Barclays has accepted the Credit Risk if this is greater than the amount payable under Standard Term 4.1.

4.3	Barclays may pay the purchase price of a Debt in a Permitted Currency other than Sterling in either the currency of the Debt or in Sterling. If paid in Sterling:

4.3.1	on the date the Debt is credited to the Debtors Control Account, Barclays will provisionally calculate the purchase price at its current spot-buying rate of exchange;

4.3.2	on the date the purchase price is credited to the Payment Account, Barclays will calculate the purchase price at its current spot-buying rate of exchange; and

4.3.3	the Customer will receive any gains and bear any losses resulting from fluctuations in the exchange rate.

4.4	Early Payments will be made in Sterling or the Permitted Currency of the Debt unless Barclays agrees to make payment in another Permitted Currency.

5.	Credit Lines (Applicable to Factoring Facilities only)

5.1	The Customer must apply for a Credit Line for each Debtor in the format and providing the information specified by Barclays.

5.2	Barclays will tell the Customer of the establishment, variation or cancellation of a Credit Line. Barclays may establish, vary or cancel a Credit Line at any time.

5.3	The establishment of a Credit Line does not represent the creditworthiness of a Debtor and Credit Lines must be kept confidential.

5.4
A Credit Line will not be established for a Debtor domiciled in a Permitted Country other than the UK until the Debtor has confirmed in writing that Export Debts due from that Debtor will be paid to Barclays (or its appointed agents).

5.5	A Credit Line will be cancelled and any Approved Debt will become an Unapproved Debt if:

5.5.1	the Customer has breached any warranty or undertaking relating to the Debt;

5.5.2	the Debt is disputed;

5.5.3	the Customer provides information about the Debt or Debtor which is incorrect or untrue; or

5.5.4	the Credit Period will expire after the termination of this Agreement or following a Termination Event.

SF800 – Standard Terms (2009)	11

6.	Payments

6.1	If the Customer has a Factoring Facility, a Notified Debt within a Credit Line will be an Approved Debt.

6.2	If the Customer has an Invoice Discounting Facility, all Notified Debts will be Approved Debts unless Barclays designates any Debt as an Unapproved Debt.

6.3	Following a request by the Customer, subject to Availability Barclays will make Early Payments on account of the purchase price of:

6.3.1	Approved Debts (all Invoice Discounting Facilities); or

6.3.2	Approved and Covered Debts (all Factoring Facilities).

6.4	If an Approved Debt becomes an Unapproved Debt, the Customer will immediately repay the relevant Early Payment.

6.5	The Customer will repay Barclays immediately any amount paid to the Customer in excess of Availability.

6.6	Barclays will not be obliged to make an Early Payment after a Termination Event has occurred.

6.7	Barclays may apply Reserves at any time which will reduce Availability.

6.8	Barclays may vary the Early Payment Ceiling, the Early Payment Percentage, the Prime Debtor Restriction and the Export Debt Restriction at any time.

7.	Accounts

7.1	Barclays will maintain a Debtors Control Account to record the Notified Value of all Outstanding Notified Debts after deduction of all Dilutions.

7.2	Barclays will maintain a Payment Account to record all payments and charges and to calculate Discount.

7.3	Early Payments, charges and all Obligations will be debited to the Payment Account and Remittances will be credited to the Payment Account on the date of receipt by Barclays of Value from the Debtor.

7.4	Interest will not be payable on any credit balance on the Payment Account.

7.5
Barclays will send statements of the Debtors Control Account and Payment Account to the Customer each week.  These statements will be deemed correct except for obvious errors and those of which the Customer informs Barclays within 10 days of the relevant statement date.

7.6
A certificate signed by an authorised signatory of Barclays as to the balance on the Debtors Control Account or Payment Account or the amount of the Obligations will be conclusive and binding on the Customer except for obvious errors or on any question of law.

7.7
Barclays may at any time combine all accounts of the Customer into a single account and set off all Obligations against sums due to the Customer.  Any Obligations in a foreign currency may be converted into Sterling at Barclays’ spot-buying rate of exchange at the time the set-off is applied.

7.8
All payments by the Customer to Barclays must be made without deduction or set-off.  If the Customer is required by law to make a deduction, the Customer will increase the payment to the amount required to discharge the Customer’s Obligations as if the deduction had not been made.

8.	Charges

8.1	The Customer will pay all charges detailed in the Agreement and the additional charges set out in the Pricing Schedule.

8.2
The Customer will pay the Service Charge either at the percentage rate stated in the Principal Commercial Terms on receipt of each Notification or at the periodic rate stated in the Principal Commercial Terms.

8.3
For the purpose of calculating the Service Charge payable in relation to a Debt in a Permitted Currency other than Sterling, the Notified Value of the Debt will be converted to Sterling at Barclays’ spot-buying rate on the date of receipt of the Notification.

8.4	At the end of each relevant period, Barclays may debit the Payment Account with the amount by which the Service Charges previously debited are less than the Minimum Service Charge.

8.5	The Customer will not be entitled to any refund of Service Charges in the event of any Dilutions or following the termination of this Agreement.

8.6
Any amount debited to the Payment Account will be treated as an Early Payment. The Customer will pay Discount on each Early Payment from the date on which the Customer requests an Early Payment (even if payment is not received on that date) until the date of receipt of Value from the Debtor or, if appropriate the date on which Barclays credits the purchase price of a Covered Debt to the Payment Account.

8.7
Discount is calculated on the Payment Account balance at the end of each day at the Discount Margin plus Barclays’ base rate from time to time.  The Discount will be debited to the Payment Account on the last working day of each month.

SF800 – Standard Terms (2009)	12

8.8
The Customer will pay all bank charges for operating the Specified Account, making payments to the Customer by CHAPS or same day transfer, negotiating Remittances and converting Remittances into Sterling as set out in the Pricing Schedule.

8.9	Barclays may immediately increase each of the Service Charge and/or the Discount Margin by up to 2% if:

8.9.1	the debit balance on the Payment Account exceeds Availability without Barclays’ prior authorisation in writing, until the debit balance on the Payment Account is within Availability;

8.9.2	the Customer commits a material breach of this Agreement, until the breach is remedied to Barclays’ satisfaction;

8.9.3
there is an adverse change in the Customer’s financial position which Barclays reasonably considers constitutes an increased risk in its ability to recover all Obligations from the Customer, until Barclays is satisfied that the Customer’s financial position has improved to the extent that Barclays reasonably considers that the Customer is able to discharge all of its Obligations.

8.10	The Customer will indemnify Barclays for all costs and expenses incurred:

8.10.1	enforcing this Agreement;

8.10.2	resolving claims made by third parties against Barclays;

8.10.3	dealing with disputes raised by Debtors;

8.10.4
instructing or appointing collection agencies, lawyers, credit management firms, accountants and other professional advisors to supervise, administer, verify and/or collect Debts and issue legal proceedings to recover Debts; and

8.10.5	pursuant to an order for costs made against Barclays in favour of another person in proceedings relating to this Agreement, any Security or Debts.

8.11	Barclays may review the Facility at the expiry of the Minimum Period and periodically thereafter. Following a review of the facility, Barclays may charge a Renewal Fee.

8.12
If Barclays agrees that the Customer may terminate this Agreement prior to the expiry of the Minimum Period and/or without serving notice to terminate this Agreement of at least the Minimum Notice Period, the Customer will pay the Early Termination Fees.

8.13	The Customer will pay Value Added Tax on all charges, if applicable.

9.	Collection of Debts

9.1
If the Customer has a Factoring Facility, the Customer will give notice to all Debtors of the assignment to Barclays of all Debts within the scope of the Agreement (other than Non-notifiable Debts).  The notice must be in the format and manner prescribed by Barclays.

9.2
If the Customer has a Confidential Invoice Discounting Facility, the Customer will not be obliged to give notice to Debtors of the assignment to Barclays of Debts within the scope of the Agreement until Barclays tells the Customer to give notice.

9.3
If Barclays appoints the Customer as its agent for the collection of Debts, the Customer will act promptly and efficiently to collect Debts and enforce Related Rights on Barclays’ behalf.  The Customer will maintain a sales ledger and keep a record of all communications with Debtors.

9.4	During the agency, the Customer will deliver to Barclays by the 10th day of each month, completed accurately to the end of the previous month:

9.4.1	a month-end reconciliation in the format specified by Barclays;

9.4.2	an aged Debtors analysis identifying all Non-notifiable Debts and Export Debts by reference to the relevant currency;

9.4.3	copies of Debtor statements or a detailed open item ledger, detailing all contact details for each Debtor;

9.4.4	an aged creditors analysis;

9.4.5	documents evidencing any Dilutions applied during the previous month;

9.4.6	a country exposure report in the format specified by Barclays, detailing all Export Debts; and

9.4.7	any other information requested by Barclays.

9.5	Barclays may cancel the Customer’s agency to collect Debts at any time following which:

9.5.1	the Customer will give notice to all Debtors of the assignment to Barclays of all Debts within the scope of this Agreement;

9.5.2	the Customer will deliver to Barclays a current sales ledger and any evidence of Debts and Contracts of Sale requested by Barclays; and

SF800 – Standard Terms (2009)	13

9.5.3
if Barclays assumes responsibility for the administration and collection of the Customer’s sales ledger, Barclays may charge an additional Service Charge equivalent to 2% of the Notified Value of Debts Outstanding at the date of cancellation of the agency and Notified subsequently.

9.6	As owner of the Debts, Barclays:

9.6.1	has the sole right to collect Debts as it determines;

9.6.2	may appropriate any Remittance or Dilution against any Debt irrespective of any contrary appropriation by the Customer or the Debtor;

9.6.3	may compromise or settle a claim against a Debtor; and

9.6.4	may repay any credit balance to a Debtor.

9.7	The Customer will provide to Barclays any information, evidence and assistance which Barclays requires to collect Debts.

9.8	If a Debtor disputes a Debt (whether or not the dispute is valid), Barclays may designate the Debt as a Disputed Debt.

10.	Trusts

10.1	If any Debt and its Related Rights are not transferred to Barclays, the Customer will hold the Debt and its Related Rights on trust for Barclays.

10.2
If the Customer receives a Remittance, the Customer will keep the Remittance separate from the Customer’s own monies and hold it on trust for Barclays.  The Customer will immediately deliver the Remittance to Barclays or pay it into the relevant Specified Account.

10.3
If a Remittance is paid into an account held by Barclays or any other company in the Barclays group other than the Specified Account, Barclays is authorised to transfer the Remittance to the Specified Account.

10.4
If the Customer assigns Scottish Debts to Barclays, the Customer is constituted a trustee for Barclays to hold all Scottish Debts and Related Rights in trust for Barclays until Barclays receives payment:

10.4.1	in full for the Scottish Debts or Barclays completes its title to the Scottish Debts and Related Rights; or

10.4.2	of other money or property relating to Scottish Debts or completes title to that property.

10.5
Barclays acknowledges intimation of the creation of the trust set out in Standard Term 10.4.  If requested by Barclays, the Customer will at its own expense give notice to any person of the trust and that any payment is to be made to Barclays.

10.6
Barclays may at any time require the Customer, as trustee, or any other person who may become trustee, to transfer to Barclays absolutely the whole or any part of the property of the trust and to perform any other acts as Barclays considers necessary to protect Barclays’ interests.

11.	Export Debts

11.1	All Export Debts due from a Debtor must be invoiced in the same Permitted Currency.

11.2	Barclays may assign an Export Debt to a third party in another country to facilitate collection of the Debt.

12.	Warranties

12.1	The Customer warrants that:

12.1.1	all accounting records and information about Debts and Contracts of Sale are true and accurate;

12.1.2	the Customer has provided Barclays with all information and documentation about the Customer’s business that would influence Barclays’ decision to enter into or continue this Agreement.

12.2	By delivering a Notification of a Debt to Barclays, the Customer warrants that:-

12.2.1	the Debt has not been Notified to Barclays previously;

12.2.2	the Customer owns the Debt and is entitled to sell it to Barclays;

12.2.3	no other person has any Security or rights over the Debt or any goods which are the subject of the Debt;

12.2.4	the Contract of Sale is governed by English or Scots law and has been fully performed;

12.2.5	the Debt is an existing and enforceable payment obligation of the Debtor and is not disputed;

12.2.6	the Customer is not nor will become indebted to the Debtor;

12.2.7	the Debtor will pay the Debt without retention, set-off or deduction (other than any Settlement Discount);

12.2.8	the Customer’s Payment Terms are the same as or shorter, and any Settlement Discount is no greater than those stated in this Agreement;

12.2.9	the Debt is payable in Sterling or a Permitted Currency;

12.2.10	the Debt is not a Non-notifiable Debt;

SF800 – Standard Terms (2009)	14

12.2.11
the correct name and address of the Debtor appears on the invoice evidencing the Debt and, if the Customer is required to give notice of assignment to Debtors, the invoice contains a notice of assignment in the format prescribed by Barclays; and

12.2.12	all information provided to Barclays in support of an application for a Credit Line or Credit Limit applicable to the Debt is true and accurate.

13.	Undertakings

13.1	The Customer undertakes to tell Barclays immediately:

13.1.1	of any breach of warranty relating to a Debt;

13.1.2	of any actual or proposed change in the directors or partners or ownership or control of the Customer or of the Customer’s business or of the name or trading style of the Customer;

13.1.3	if the Customer or any Debtor or Guarantor becomes Insolvent;

13.1.4	of any adverse credit information known to the Customer about a Debtor;

13.1.5	of a Debtor disputing a Debt; and

13.1.6	of the enforcement of Security against the Customer or a Guarantor.

13.2	The Customer undertakes:

13.2.1	to provide Barclays when requested with evidence of the performance of Contracts of Sale;

13.2.2
to permit Barclays and any agent or representative of Barclays to enter the Customer’s business premises to inspect, copy and remove all accounting records and documents evidencing Debts and Contracts of Sale, computers and electronic documents, Returned Goods and stock;

13.2.3	not to borrow from or grant any Security or transfer Debts to a third party without Barclays’ written consent;

13.2.4	to protect the Related Rights;

13.2.5	to comply with all relevant provisions of the Data Protection Act 1998 relating to the processing of information about unincorporated Debtors;

13.2.6	to ensure that all Contracts of Sale and documents evidencing Debts state full details of the Customer’s obligations, the time for the performance of these obligations and Payment Terms;

13.2.7	not to repay any loan or transfer the Customer’s business or assets (except in the normal course of business) without Barclays’ written consent;

13.2.8	to tell Barclays about Returned Goods and to store them separately from all other goods in the Customer’s possession;

13.2.9	to pay all Remittances into the relevant Specified Account;

13.2.10	not to vary the terms of any Contract of Sale or Settlement Discount or extend the Customer’s Payment Terms;

13.2.11	not to issue any credit notes if Barclays tells the Customer to refrain from sending credit notes to Debtors;

13.2.12
to comply with the terms of any policy of credit insurance of which Barclays is the assignee or joint insured, to tell Barclays if the policy is varied, cancelled or lapses and to pay all premiums when due;

13.2.13	to exercise the care and prudence in granting credit to a Debtor and assisting Barclays to collect Debts as would be exercised by a reasonable and prudent uninsured supplier of goods or services;

13.2.14	to take all reasonable steps to prevent or minimise any loss that Barclays may suffer in consequence of the non-payment of a Debt;

13.2.15	not to deliver or hire goods or provide services to a Debtor after Barclays has told the Customer to cease trading with the Debtor or if any Debt due from the Debtor is Overdue;

13.2.16	to comply with all instructions, conditions, guidelines and procedures communicated by Barclays to the Customer;

13.2.17	to maintain accurate accounting records prepared in accordance with accepted accounting standards and to provide copies to Barclays when requested;

13.2.18
to deliver to Barclays a copy of the Customer’s audited or certified balance sheet and accounts and (if appropriate) directors’ report within 6 months of the end of each accounting reference period; and

13.2.19	to deliver to Barclays management accounts when requested.

14.	Computerised Facilities

14.1	Barclays grants to the Customer a non-exclusive, non-transferable licence to use the Computerised Facilities until termination of this Agreement or earlier termination of this licence.

14.2	Barclays may suspend or terminate the Customer’s licence to use the Computerised Facilities at any time.

SF800 – Standard Terms (2009)	15

14.3	The Computerised Facilities and all copyright and intellectual property rights in the Computerised Facilities are owned by Barclays or their suppliers.

14.4
The Customer will use the Computerised Facilities only for the purpose(s) for which it was supplied and in accordance with any guidelines provided by Barclays and subject to the terms and conditions applicable to the use of the relevant Computerised Facilities software or website.

14.5
The Customer will not lease, sub-licence, loan, copy, distribute, modify, adapt, merge, translate, reverse engineer, decompile, or disassemble any of the Computerised Facilities, or create derivative works based on the whole or any part of the Computerised Facilities other than with our express consent;

14.6
The Customer will take all reasonable precautions to prevent access to the Computerised Facilities by any unauthorised persons and to ensure that any communications to Barclays using the Computerised Facilities are only sent by persons authorised by the Customer.

14.7	Barclays does not guarantee the accuracy of information on the Computerised Facilities and Barclays will not accept liability for any loss suffered by the Customer in consequence of:

14.7.1	reliance on the information on the Computerised Facilities;

14.7.2	any communication sent using the Computerised Facilities being incomplete, delayed, lost or sent in error; or

14.7.3	the suspension or withdrawal of the Computerised Facilities.

14.8
The Customer accepts and acknowledges that fax or internet communications may not be secure and may be intercepted by third parties.  Barclays does not accept any liability for any interception of fax or internet communications, or interference with them by a third party.

14.9
If the Customer has an Invoice Discounting Facility, Barclays may make available its Totals Upload facility.  If Barclays makes the Totals Upload Facility available to the Customer, the Customer warrants that it can verify individual invoice and credit note totals against the Customer’s computer accounting system and hard copy daybook listings.  The Totals Upload Facility is based upon invoice and credit note totals only and for the avoidance of doubt, excludes cash items.  Barclays reserves the right to withdraw the Totals Upload Facility at its discretion.

15.	Non-Recourse Terms

The following terms explain how Barclays will operate the Customer’s Non-Recourse Facility:

15.1	Barclays will accept the Credit Risk for Covered Debts;

15.2	Ineligible Debts may not be Covered Debts;

15.3	Barclays may cancel a Credit Line or a Credit Limit without notice and treat any Covered Debt as an Ineligible Debt and an Unapproved Debt if:

15.3.1
the Debt is disputed by the Debtor (but Barclays may re-designate the Debt as a Covered Debt following the final determination or adjudication of the dispute and the Debt becoming a valid and enforceable obligation of the Debtor);

15.3.2	the Customer has breached any warranty or undertaking relating to the Debt;

15.3.3	the Customer fails to comply with any condition specified at the time the Credit Line or the Credit Limit is established; or

15.3.4	the Debtor does not make payment as a result of:

15.3.4.1	an unforeseeable event beyond Barclays’ or the Customer’s control;

15.3.4.2
the expropriation, confiscation or destruction of the whole or any part of the Debtor’s assets or the goods relating to the Debt under any law in any country by any person exercising powers of government in such country;

15.3.4.3	the effects of nuclear reaction, radiation or radioactive contamination; or

15.3.4.4	war, including any war between the People’s Republic of China, France, the United States of America, the Russian Federation and/or the UK.

15.4
Barclays may tell the Customer that all Credit Lines or Limits are cancelled and may treat any or all Covered Debts as Unapproved Debts after the occurrence of a Termination Event (whether or not Barclays exercises the right to terminate this Agreement).

15.5
All Credit Lines and Credit Limits will be cancelled automatically upon termination of this Agreement and Barclays will not bear the Credit Risk for Covered Debts that are Outstanding at the date of termination.

SF800 – Standard Terms (2009)	16

15.6
After the occurrence of any Debtor Default, Barclays may tell the relevant Debtor of the assignment of the Debt and the Customer will provide to Barclays all reasonable assistance to enable Barclays to:

15.6.1	enforce the Related Rights;

15.6.2	file a claim in the Insolvency of the Debtor;

15.6.3	recover any dividends payable in respect of the Covered Debt; and

15.6.4	recover any refund of Value Added Tax.

15.7
Any recovery made by Barclays will be applied firstly towards repayment to Barclays of the purchase price paid pursuant to Standard Term 4.2 and secondly (where the recovery is greater than such purchase price) in payment of the balance of the purchase price payable pursuant to Standard Term 4.1.

15.8
(Applicable to a Non-Recourse Factoring Facility only) Barclays will pay to the Customer the balance of the purchase price of Outstanding Covered Debts in accordance with Standard Term 4.2 at the expiry of the Credit Period.

16.	Non-Recourse Terms (Applicable to Invoice Discounting only)

The following terms explain how Barclays will operate the Customer’s Non-Recourse Invoice Discounting Facility:

16.1	The Customer must apply for Credit Limits through the NRCID Site. The application must be supported by such information about the Debtor as Barclays may request.

16.2
Barclays will send the Customer notice of the establishment, cancellation and variation of Credit Limits through the NRCID Site or by email.  Notice of the cancellation or variation of a Credit Limit will be effective and binding on the Customer immediately the relevant data is input into the NRCID Site irrespective of the Customer making enquiry of it.  Following the cancellation or reduction of a Credit Limit, if Barclays request, the Customer will send Barclays a list of all Outstanding Covered Debts due from the relevant Debtor.

16.3	The Customer will advise Barclays through the NRCID Site of any Debtor Default immediately and in any event within 3 months after the Customer knows of the occurrence of any Debtor Default.

16.4	The Customer will provide to Barclays satisfactory evidence of the occurrence of any Debtor Default and, where appropriate, either:

16.4.1	a judgment of a court or an arbitration award ordering the Debtor to make payment of the Debt to the Customer; or

16.4.2
written confirmation from the receiver, administrative receiver, administrator, liquidator, supervisor, judicial factor, trustee in bankruptcy or similar officer of the Debtor that the Covered Debt is valid and undisputed.

16.5
Barclays will pay to the Customer the balance of the purchase price of Outstanding Covered Debts in accordance with Standard Term 4.2 within 45 days of the later of the Customer advising Barclays of any Debtor Default or the Customer complying with Standard Term 16.4.

16.6	Barclays will only be responsible for any costs incurred in pursuing the recovery of Covered Debts if Barclays has previously authorised the Customer in writing to incur the costs.

16.7
The Customer will undertake such credit control and collection procedures as Barclays tells the Customer and, as a minimum, the Customer will, until a Covered Debt Outstanding after its Due Date is paid:

16.7.1	send a statement to the Debtor within the first 7 days of the month following that in which the Due Date occurs and within the same period of each subsequent month;

16.7.2	communicate to the Debtor by telephone that the Debt is Outstanding within 7 days after its Due Date, between 25 and 30 days after its Due Date and immediately after 40 days from its Due Date;

16.7.3	send a letter within 40 days after its Due Date and within every 40 days thereafter demanding payment within 7 days of the date of the letter;

16.7.4	(in relation to UK Debts only) issue proceedings within 60 days of its Due Date and tell Barclays immediately that proceedings have been commenced;

16.7.5	(in relation to Export Debts only) instruct a collection agency approved by Barclays to collect the Debt within 60 days of its Due Date; and

16.7.6	record in writing all steps taken to collect payment of the Debt and provide a copy of such record to Barclays upon request.

SF800 – Standard Terms (2009)	17

16.8
The Customer will not agree with a Debtor to the repayment of a Covered Debt by instalments without Barclays’ prior consent in writing to the terms upon which the Covered Debt is to be repaid.  If a repayment schedule is approved by Barclays, the Customer will tell Barclays in writing within 5 days of any breach of the repayment schedule.

16.9	The Customer will submit through the NRCID Site:

16.9.1	a report of all Overdue Debts, specifying the reasons for non-payment and the steps taken to recover payment of these Debts, by the 20th day of each month; and

16.9.2	an annual review limit report during the month prior to each anniversary of the Commencement Date.

16.10	Barclays may terminate the Non-Recourse Facility at any time with effect from 1 March every year by giving not less than 30 days’ notice to the Customer.

17.	Recourse and reassignment

17.1	Barclays may exercise Recourse against the Customer in respect of any Debt which:

17.1.1	is disputed by the Debtor (whether or not the dispute is valid);

17.1.2	is subject to a right of set-off, counterclaim or Dilutions;

17.1.3	has been Notified in breach of a warranty or an undertaking;

17.1.4	is due from a Debtor who has become Insolvent; or

17.1.5	(excluding Covered Debts under a Factoring Facility) remains Outstanding at the expiry of the Recourse Period.

17.2	Barclays may exercise Recourse against the Customer in respect of any and all Outstanding Debts upon or at any time following:

17.2.1	a Termination Event; or

17.2.2	the termination of this Agreement.

17.3	Following Recourse, an Approved or Covered Debt will be an Unapproved Debt.

17.4	Barclays may reassign a Debt to the Customer upon payment of an amount equivalent to the relevant Early Payment, less the value of any Remittance received by Barclays.

18.	Partnerships and sole traders

18.1	If the Customer is an unincorporated partnership:

18.1.1	the Customer warrants that this Agreement has been signed by all partners of the Customer’s business;

18.1.2	the undertakings and warranties in this Agreement will be given by each of the partners;

18.1.3	all of the partners will be jointly and severally liable for the Obligations of the Customer;

18.2	Barclays may:

18.2.1	release or agree a compromise with any one or more partners without affecting the Obligations of the other partners;

18.2.2	agree variations to this Agreement with any one or more of the partners; and

18.2.3	serve notice or make demand on any partner, which will constitute an effective notice or demand on all partners;

18.3	The Customer must immediately tell Barclays if:

18.3.1	a partner dies, retires or proposes to retire from the partnership;

18.3.2	a new partner joins the partnership;

18.3.3	the Customer changes its trading style; or

18.3.4	any partner resides in or the business of the partnership is operated from a domicile outside the UK;

18.3.5	any new partner must sign all documents required to make him bound by the Agreement immediately on joining the partnership; and

18.3.6	changes in the partnership will not affect the validity of this Agreement and Barclays may operate this Agreement as if there had been no change.

18.4	If the Customer is a sole trader:

18.4.1	the Customer must tell Barclays immediately if the Customer proposes to change his trading style or domicile to a country outside the UK; and

SF800 – Standard Terms (2009)	18

18.4.2	the Customer must obtain Barclays’ written consent to the Customer entering into partnership with another person.

19.	Communications with third parties

19.1	The Customer authorises Barclays or a third party acting on Barclays’ behalf to contact Debtors to confirm the validity of Debts.

19.2
The Customer authorises Barclays to provide to the Customer’s bankers, accountants and other professional advisers and to any assignee, participant, security trustee, agent or arranger information about the operation and terms of this Agreement.

19.3
The Customer confirms that its bankers, accountants and other professional advisors have been authorised to provide any information held by those parties that Barclays reasonably requires about the Customer’s business.

19.4
The Customer authorises Barclays to disclose such confidential or other information known to Barclays about the Customer or the Customer’s business or Debts as is reasonably necessary to enable Barclays to comply with any obligations which Barclays owes to any broker or insurer pursuant to the terms of any policy of credit insurance arranged for Barclays’ own benefit to cover the risk of non-payment of any Debt.

19.5	If the Customer is a sole trader or an unincorporated partnership, Barclays needs to collect, use, share and store Personal Information. This includes information which Barclays:

19.5.1	obtains from the Customer or from third parties, including credit reference agencies (who may search the electoral register), fraud prevention agencies or other organisations, at any time; or

19.5.2	learns from the way the Customer uses and manages its account(s), from the transactions the Customer makes and from the payments which are made to the Customer’s account.

19.6
Barclays and other companies in the Barclays group will use Personal Information to manage the Customer’s account(s), give the Customer statements and provide services, for assessment and analysis (including credit and/or behaviour scoring, market and product analysis), to prevent and detect fraud, money laundering and other crime, carry out regulatory checks and meet Barclays’ obligations to any relevant regulatory authority, to develop and improve Barclays’ services to the Customer and other customers and protect Barclays’ interests.

19.7
Barclays and other members of the Barclays group will use Personal Information to inform the Customer by letter, telephone, text (or similar) messages, digital television, e-mail and other electronic methods about products and services (including those of others) which may be of interest to the Customer. The Customer may tell Barclays at any time if the Customer does not wish to receive marketing communications from Barclays and/or other members of the Barclays group by writing to Barclays providing the Customer’s full name, address and account details.

19.8
Barclays and credit reference and fraud prevention agencies will share Personal Information.  Barclays and other organisations may access and use Personal Information to make credit assessments and to prevent and detect fraud, money laundering and other crimes.

19.9
Credit reference agencies keep a record of Barclays’ enquiries and may record, use and give out information Barclays gives them to other lenders, insurers and other organisations. If false or inaccurate information is provided or fraud is suspected, details may be passed to fraud prevention and credit reference agencies. Law enforcement agencies may access and use this information. The information recorded by fraud prevention agencies may be accessed and used by organisations in the UK and in other countries.  The Customer may contact Barclays if the Customer wants to receive details of the relevant fraud protection agencies.

19.10	Barclays may give information about the Customer and how the Customer manages its account(s) to the following:

19.10.1	other companies within the Barclays group;

19.10.2	people who provide a service to Barclays or are acting as Barclays’ agents, on the understanding that they will keep the information confidential;

19.10.3	anyone to whom Barclays transfers or may transfer its rights and duties under this Agreement;

19.10.4
any third party as a result of any restructure, sale or acquisition of any company within the Barclays group, provided that any recipient uses Personal Information for the same purposes as it was originally supplied to and/or used by Barclays.

19.11	Barclays may also give out information about the Customer if Barclays has a duty to do so or if the law permits. Otherwise, Barclays will keep Personal Information confidential.

19.12
If Barclays transfers Personal Information to a person, office, branch or organisation located in another country, Barclays will make sure that it agrees to apply the same levels of protection as Barclays is required to apply to Personal Information and to use Personal Information strictly in accordance with Barclays’ instructions.

19.13	Barclays will retain information about the Customer after the closure of the Customer’s account for as long as permitted for legal, regulatory, fraud prevention and legitimate business purposes.

19.14	The Customer can ask for a copy of the Personal Information Barclays holds by writing to Barclays. A fee will be charged for this service.

20.	Variations

20.1	Certain terms of this Agreement may be varied by Barclays at any time.

SF800 – Standard Terms (2009)	19

20.2	Barclays may vary any terms of this Agreement, including the Discount Margin and the Service Charge by giving the Customer not less than 30 days’ notice.

21.	Novation and assignment of this Agreement

21.1	Barclays may transfer any or all of its rights and duties under this Agreement and any Security to another person.

21.2	The Customer may not assign its rights or sub-contract the performance of any of its duties under this Agreement without Barclays’ written consent.

22.	Termination

22.1	Barclays may terminate this Agreement immediately at any time after a Termination Event.

22.2	The following circumstances constitute Termination Events:

22.2.1	A breach by the Customer of this Agreement or any other agreement made between Barclays and the Customer;

22.2.2	A breach by an Associate of any agreement made between Barclays and the Associate;

22.2.3	A breach by the Customer of any agreement made between the Customer and another company in the Barclays group;

22.2.4	The failure by the Customer to repay any loan when due;

22.2.5	A change in the ownership, partners or control of the Customer without Barclays’ consent;

22.2.6	The breach or termination of any agreement, undertaking, waiver, consent or inter-creditor agreement provided as a condition of Barclays entering into or continuing this Agreement;

22.2.7	The creation of any Security in favour of another person without Barclays’ written consent;

22.2.8	A breach or termination of a policy of credit insurance under which Barclays is joint insured or loss payee;

22.2.9	The Customer ceasing to carry on business;

22.2.10	The Insolvency of the Customer or any Guarantor;

22.2.11	The death of the Customer or any Guarantor or any director, shareholder, member or partner of the Customer;

22.2.12	The service by a Guarantor of notice to terminate a guarantee;

22.2.13	The invalidity of any Security given in respect of the Customer’s Obligations;

22.2.14	The Customer’s failure to Notify any Debt for a period of 7 consecutive days;

22.2.15	The failure of the Customer to immediately pay a Remittance received by the Customer into the relevant Specified Account;

22.2.16	Any adverse change in the Customer’s or any Guarantor’s financial position reasonably considered by Barclays to prejudice Barclays’ ability to recover all Obligations;

22.2.17
The commission by the Customer of an offence under the Proceeds of Crime Act 2002 or any transaction or circumstances which Barclays knows or suspects or has reasonable grounds for knowing or suspecting that the Customer is engaged in money laundering;

22.2.18	The disqualification of a director of the Customer from acting as a director;

22.2.19	The conviction of the Customer or any Guarantor or any director, shareholder, member or partner of the Customer of a criminal offence involving dishonesty;

22.2.20	A change in the Customer’s or a Guarantor’s domicile to a country outside the UK;

22.2.21
If the provision of any facility or service to the Customer becomes contrary to any law imposed by any government or quasi-governmental entity or may, in Barclay’s opinion, result in damage to the reputation of any part of the Barclays group.

22.3	At any time following a Termination Event (even if Barclays does not terminate the Agreement), Barclays may:

22.3.1	reduce the Early Payment Ceiling and/or the Early Payment Percentage;

22.3.2	cancel all Credit Lines and Credit Limits;

22.3.3	exercise Recourse in respect of all Outstanding Debts;

22.3.4	apply Reserves to cover the Customer’s Obligations;

22.3.5	make demand upon the Customer to pay the Customer’s Obligations;

22.3.6	withdraw the Customer’s agency to collect Debts; and

22.3.7	increase the Discount Margin by up to 2%.

SF800 – Standard Terms (2009)	20

22.4
If a Termination Event occurs prior to the expiry of the Minimum Period and/or without serving notice to terminate this Agreement of at least the Minimum Notice Period, and Barclays exercises any of its rights under Standard Term 22.3 following the Termination Event, the Customer will pay the Breakage Fees.

22.5
If there is a Termination Event other than breach of this Agreement or any other agreement made between Barclays and either the Customer or an Associate, the Customer will pay to Barclays an additional Service Charge equivalent to up to 5% of the Notified Value of Debts Outstanding at the date of the relevant Termination Event to cover Barclays’ additional administration costs of supervising the collection of Debts.

22.6	Upon termination of this Agreement:

22.6.1	all Outstanding Approved and Covered Debts will become Unapproved Debts;

22.6.2	Barclays may exercise Recourse in respect of all Outstanding Debts;

22.6.3	the Customer will immediately pay all Obligations;

22.6.4	the Customer will indemnify Barclays against all claims by Debtors for payment of credit balances on their accounts; and

22.6.5	Barclays will pay any sums due to the Customer subject to clearance of Remittances and the discharge of the Customer’s Obligations.

22.7
The termination of this Agreement will not affect any rights, duties and Obligations subsisting at the date of termination, including Barclays’ right of set-off and title to Debts created prior to termination.

22.8	Any settlement of the Customer’s Obligations will be void if any payment to Barclays is later set aside.

23.	Service of notices

23.1	Barclays may serve a notice on the Customer:

23.1.1	by delivery or posting to the Customer’s address in this Agreement, the Customer’s registered office or any address at which the Customer carries on business or resides;

23.1.2	by facsimile transmission or email; or

23.1.3	by delivery to any officer, member or partner of the Customer.

23.2	A notice by Barclays will be deemed served:

23.2.1	if delivered in person, at the time of delivery;

23.2.2	if by post, on the day after posting; or

23.2.3	if sent by fax or email, at the time of sending.

23.3	The Customer must serve notice in writing to Barclays at Churchill Plaza, Churchill Way, Basingstoke RG21 7GL.

24.	Indemnity

The Customer will indemnify Barclays against all Obligations arising under this Agreement or any Security.

25.	Liability

25.1	Barclays will not be liable to the Customer for any consequential loss or loss of goodwill or profits or loss caused by an unforeseeable event or any circumstance beyond Barclays’ reasonable control.

25.2	Any claim against Barclays under this Agreement must be commenced within 2 years of the event which gave rise to the claim.

26.	Law

26.1	If this Agreement is made with a Customer domiciled in England or Wales, this Agreement is governed by English law and the English courts will have exclusive jurisdiction.

26.2	If this Agreement is made with a Customer domiciled in Scotland, this Agreement is governed by Scots law and the Scottish courts will have exclusive jurisdiction.

27.	Miscellaneous

27.1	Any reference to this Agreement is to this Agreement as varied, restated, replaced or novated.

27.2	The singular includes the plural and vice versa

27.3	Any reference to a statute is to it as re-enacted, amended or replaced from time to time.

27.4	Any reference to Barclays includes its successors.

27.5	Any Special Condition will prevail over any Standard Term with which it is inconsistent.

27.6	This Agreement constitutes the entire agreement and understanding between Barclays and the Customer and supersedes any previous agreement relating to a Sales Finance Agreement.

SF800 – Standard Terms (2009)	21

27.7
The Customer agrees that in entering into this Agreement, the Customer has not relied upon and will not have any remedy in respect of any statement, representation, quotation, offer letter or warranty (whether made negligently or innocently).  Nothing in this Standard Term 27.7 shall operate to exclude any liability for fraud.

27.8
Barclays’ rights and remedies under this Agreement are cumulative and not exclusive of any rights provided by law.  Barclays’ rights and remedies shall not be affected by the granting of any time or indulgence to the Customer or any Debtor, or by the failure to exercise or delay in exercising any right or option against any such person.

27.9
If the Customer has any concerns about Barclays or the service received from Barclays, the Customer may express these concerns in person, writing, by post, fax, email or by telephone.  Details of Barclays’ Complaints Handling Procedures are available on request from any branch, Barclays Group Information Line on 0800 400100 or at www.barclays.co.uk.

28.	Definitions

Approved Debt:	A Debt designated by Barclays as eligible for an Early Payment.

Associate:
(i)  In relation to an individual, the individual’s husband, wife, civil partner, child, step-child, brother, sister, uncle, aunt, nephew, niece, former husband or wife, relative of the individual’s husband or wife, any body corporate of which the individual is a director or member and any employee or partner of that individual.

(ii)  In relation to a body corporate, any body corporate of which that body is a director or member, any body corporate in the same group as that body, any employee or partner of that body, any body corporate in the same group or any body corporate that shares common directors or common shareholders with that body corporate.

(iii)  In relation to a partnership, any body corporate of which the partnership is a director, any employee or partner in the partnership and any person who is an Associate of a partner in the partnership.

Availability:
The Customer’s maximum entitlement to receive payments on account of the purchase price of Debts, being the lesser of (at any time):

(i) the Early Payment Ceiling; and

(ii) the amount calculated by applying the Early Payment Percentage to the aggregate of all Outstanding Approved and (if any) Covered Debts (reduced, where appropriate, by the Prime Debtor Restriction and Export Debt Restriction) and then deducting the balance on the Payment Account and Reserves.

Base Rate:
Where the Payment Account is in Sterling, the Sterling base rate quoted from time to time of Barclays Bank PLC or where the Payment Account is in a currency other than Sterling, the base rate quoted from time to time by Barclays Bank PLC for such currency.

Breakage Fees:
A fee payable by the Customer which is equal to the Service Charge and Discount payable by the Customer during the period immediately prior to the Termination Event which is equivalent to the period from the date of the Termination Event until the earliest date on which the Agreement would have been terminated after expiry of the Minimum Period and/or the Minimum Notice Period had the Customer served notice to terminate the Agreement on the date of the Termination Event (pro-rated where the Agreement has not endured for as long as this unexpired period).

Commencement Date:	The earlier of the date of the Agreement or the date on which the first Early Payment is made.

Commencement Debts:	Debts Outstanding on the Commencement Date.

Computerised Facilities:	LedgerMaster, Totals Upload, Invoice Upload, Shadow Ledger, the NRCID Site and any other additional or replacement electronic transmission system provided to the Customer to operate the Facility.

Contract of Sale:	A contract between the Customer and a Debtor for the supply or hire of goods or the provision of services to a Debtor.

Covered Debt:	A Notified Approved Debt within a Credit Line or Credit Limit.

Credit Limit:	(Applicable to a Non-Recourse Invoice Discounting Facility only) The amount for which Barclays will accept the Credit Risk in respect of Debts due by a Debtor.

Credit Line:
(Applicable to a Factoring Facility only) The amount to which Barclays will make Early Payments to a Customer in respect of Debts due by a Debtor and, in the case of a Non-Recourse Factoring Facility, the amount for which Barclays will accept the Credit Risk in respect of Debts due by a Debtor.

Credit Period:	(Applicable to a Non-Recourse Factoring Facility only) The period after which Barclays will pay the purchase price of Outstanding Covered Debts.

Credit Risk:
Barclays’ acceptance of the risk that the Notified Value of a Covered Debt, after deduction of the Value Added Tax and either the First Loss or Minimum Retention, will not be paid due to Debtor Default.

Debt:	Any monetary obligation under a Contract of Sale and all its Related Rights.

Debtor:	A person who is indebted to a Customer under a Contract of Sale.

SF800 – Standard Terms (2009)	22

Debtor Default:	(i)	In relation to a Debtor which is a company or LLP:

(a)	the passing of a resolution by creditors for the purpose of winding-up the company or LLP;

(b)	the making of an order for the winding-up of the company or LLP;

(c)	the appointment of a receiver, administrative receiver, administrator, liquidator, judicial factor or similar officer of all or any part of the assets of the company or LLP; or

(d)	the dissolution of the company or LLP.

(ii)	In relation to a Debtor who is an individual, the making of an order for his bankruptcy or sequestration.

(iii)	In relation to a Debtor who is an unlimited partnership:

(a)	the making of an order for the winding-up of the partnership;

(b)	the appointment of an administrator or judicial factor of the partnership;

(c)	the making of orders for the bankruptcy or sequestration of all partners of the partnership; and

(d)	the dissolution of the partnership.

(iv)	In relation to any Debtor:

(e)	entering into a voluntary arrangement or the appointment of a supervisor under the Insolvency Act 1986 or 2000; or

(f)	the approval by the court of a composition or scheme of arrangement made with all or substantially all of the Debtor’s creditors.

(v)	(Applicable to a Non-Recourse Factoring Facility only) the failure of a Debtor to pay the full amount of a Covered Debt before the expiry of the Credit Period.

(vi)
(Applicable to a Non-Recourse Invoice Discounting Facility only) The failure of a Debtor to pay the full amount of a Covered Debt within 6 months of its Due Date, or such other period as Barclays shall tell the Customer in writing (Protracted Default):

Dilutions:	All credit notes, debit notes, Settlement Discounts or other deductions which reduce the Notified Value of Debts.

Discount:
A charge deducted from the purchase price of Debts calculated by applying the Discount Margin and Barclays’ base rate for Sterling or the relevant Permitted Currency to the debit balance on the Payment Account(s) from time to time.

Due Date:	The date on which a Debt becomes payable in accordance with the Customer’s Payment Terms.

Early Payment:	A payment made on account of the purchase price of a Debt prior to the Payment Account Credit Date.

Early Termination Fees:
A fee payable by the Customer which is equal to the Service Charge and Discount payable by the Customer during the period immediately prior to the date on which Barclays agrees that the Agreement may end which is equivalent to the period from the date the Agreement ends until the earliest date on which the Agreement would have been terminated after expiry of the Minimum Period and/or service by the Customer of notice to terminate the Agreement of the Minimum Notice Period (pro-rated where the Agreement has not endured for as long as this unexpired period).

Export Debt:	A Debt due by a Debtor domiciled outside the UK.

Export Debt Restriction:	The maximum amount of all Outstanding Export Debts which is eligible for an Early Payment expressed as a percentage of all Outstanding Approved or Approved and Covered Debts.

First Loss:	(Applicable to a Non-Recourse Factoring Facility only) The amount of a Covered Debt for which Barclays will not accept the Credit Risk.

Guarantor:	A person who has given a guarantee and/or indemnity in respect of the Customer’s obligations under this Agreement or any other agreement made between the Customer and Barclays.

Ineligible Debts:	(i)	Debts which arise under a Contract of Sale containing terms of payment which exceed the Maximum Terms of Payment;

(ii)
Debts that come into existence before a Credit Line or Credit Limit has been established (other than Debts Outstanding on the Commencement Date that are specifically designated by Barclays as Covered Debts);

	(iii)	Commencement Debts which have been Outstanding on the Commencement Date more than 90 days from the relevant invoice date;

	(iv)	Debts that are in excess of a Credit Line or a Credit Limit or owed by a Debtor for whom no Credit Line or Credit Limit has been established;

SF800 – Standard Terms (2009)	23

	(v)	Debts due from a Debtor who is Insolvent;

	(vi)	Debts Notified to Barclays after a Credit Line or Credit Limit has been suspended or cancelled;

	(vii)	Debts due from an Associate;

	(viii)	Debts which, at the time of their Notification, are due by a Debtor from whom other Outstanding Debts are Overdue;

	(ix)	Debts owed by a Debtor for whom Barclays has refused an application for a Credit Line or Credit Limit;

	(x)	Debts that are not evidenced by an invoice issued and delivered to the Debtor within 10 days of the performance of the Customer’s obligations under the relevant Contract of Sale;

	(xi)	Debts that do not comply with the warranties set out in Standard Term 12;

	(xii)	Debts that are designated as Unapproved Debts;

	(xiii)	Debts due from a Debtor which is a government department, local authority, statutory body or charitable organisation or who has not entered into the Contract of Sale in the course of his business;

	(xiv)	Debts that comprise interest and/or compensation payable either pursuant to the Contract of Sale or the Late Payment of Commercial Debts (Interest) Act 1998;

	(xv)	Debts that relate to the hire of plant and equipment pursuant to a Contract of Sale containing terms of payment longer than 30 days from date of invoice;

	(xvi)	Debts that relate to retention monies;

	(xvii)	Debts that are Export Debts due by a Debtor who is not domiciled in a Permitted Country (even if the NRCID Site appears to grant a Credit Limit to such a Debtor);

	(xviii)	Debts that arise under a Contract of Sale providing for the delivery of goods from a country other than the UK; and

	(xix)	Debts or part of a Debt which represent rebates, Settlement Discounts or similar allowances to which a Debtor is entitled under the Contract of Sale.

Insolvent:	(i)	In relation to an individual:

(a)	the presentation of a petition for his bankruptcy or sequestration; or

(b)	the granting of a trust deed for his creditors.

(ii)	In relation to a company or LLP:

(a)	the convening of a meeting of creditors to pass a resolution for the winding-up of the company or LLP;

(b)	the passing of a resolution by directors or members for the purpose of entering liquidation or administration;

(c)	the appointment of a provisional liquidator, receiver, administrative receiver, liquidator judicial factor or administrator;

(d)	the presentation of a petition or the making of any order for the winding-up or administration of the company or LLP;

(e)	the service of notice of intention to appoint an administrator, receiver or administrative receiver;

(f)	the commencement of a moratorium; or

(g)	the dissolution of a company or LLP.

(iii)	In relation to a partnership:

(a)	the presentation of a petition or the making of an order for the bankruptcy or sequestration of any partner;

SF800 – Standard Terms (2009)	24

(b)	the presentation of a petition or the making of an order for the winding-up or administration of the partnership;

(c)	the appointment of an administrator or any person giving notice of intention to appointment an administrator;

(d)	the dissolution of a partnership; or

(e)	the passing of a resolution by the partners for its dissolution.

(iv)	In relation to any person:

(a)	entering into or proposing to enter into a voluntary arrangement or the appointment of any nominee or supervisor under the Insolvency Acts 1986 and 2000;

(b)	commencing negotiations with any creditor for the rescheduling of any indebtedness or any informal arrangement generally for the benefit of creditors;

(c)
any creditor attaching, taking possession of or distraining or executing against, sequestrating, levying on, exercising rights of lien on or enforcing security rights against or obtaining an order restraining the disposal of any part of the person’s income or assets;

(d)	the service of a statutory demand under the Insolvency Act 1986;

(e)	the entry of any judgment, order or award which remains unsatisfied or whose terms are not complied with for 5 days (except whilst any appeal is pending);

(f)	being unable to pay debts as they fall due; or

(g)	being deemed insolvent under the Insolvency Act 1986.

LLP:	A Limited Liability Partnership incorporated and registered under the Limited Liability Partnerships Act 2000.

Maximum Terms of Payment:	The maximum period of credit to be extended by the Customer to a Debtor.

Minimum Retention:	(Applicable to Non-Recourse Invoice Discounting only) The amount of a Covered Debt for which Barclays will not accept the Credit Risk.

Non-notifiable Debt:	A Debt assigned to Barclays which should not be Notified until Barclays tells the Customer including:

	(i)	Debts due by Debtors who are Associates, not contracting in the course of a business and Debts due by Debtors who are private individuals;

	(ii)	Debts providing for immediate payment on completion of the Contract of Sale or in a currency other than Sterling or a Permitted Currency or regulated by the Consumer Credit Act 2006;

	(iii)	Debts which are due by Debtors who are Insolvent; and

	(iv)	any other Debts that Barclays tells the Customer.

Notification, Notify and Notified:	The specific assignment of a Debt or informing Barclays of the issue of a credit note or any Dilutions.

Notified Value:	The amount of a Debt or credit note Notified by the Customer.

NRCID Site:	https://www.barclaysnonrecoursecid.com

Obligations:
Any liability owed by the Customer to Barclays or any other company in the Barclays group including losses and contingent liabilities whether or not arising out of the Agreement, including liability as a Debtor for any Debt assigned to Barclays by any of the Customer’s suppliers or as a guarantor of another customer of Barclays.

Outstanding:	Wholly or partly unpaid.

Overdue:	A Debt which is Outstanding more than 60 days after its Due Date.

Personal Information:	Personal data and financial information about an individual.

Prime Debtor Restriction:	The maximum amount of all Outstanding Approved Debts or (in the case of a Non-Recourse Factoring Facility) Approved and Covered Debts due by a Debtor which is eligible for an Early Payment.

Recourse:	Barclays’ right to require the Customer to repay Early Payments.

Related Rights:
The Customer’s rights under a Contract of Sale, the benefit of an insurance policy and security to which the Customer is entitled and the Customer’s right to documents evidencing the Debt and the Contract of Sale and to all Returned Goods.

Remittance:
Any form of payment that is tendered towards discharge of a Debt including monies recovered under a policy of credit insurance, a refund of the Value Added Tax element of a Debt and any dividend payable in respect of a Debt.

Reserve:
A retention applied by Barclays to cover Dilutions and/or Obligations and/or any event or circumstance, agreement or right, the effect of which may restrict the amount which may be payable in relation to the purchase price of Debts.

SF800 – Standard Terms (2009)	25

Returned Goods:	Any goods relating to a Debt which are rejected or returned by a Debtor.

Scottish Debts:	A Debt due by a Debtor domiciled in Scotland or arising under a Contract of Sale governed by Scots law.

Security:	Any mortgage, charge, assignment, pledge, lien, guarantee or other security interest.

Settlement Discount:	A discount for prompt payment within no more than 14 days of invoice date not exceeding 5% of the Debt.

Specified Account:	The bank account(s) specified by Barclays into which the Customer must pay all Remittances.

Termination Events:	The events listed in Standard Term 22.2.

UK:	The United Kingdom of Great Britain and Northern Ireland but excluding the Channel Islands and the Isle of Man.

Unapproved Debt:	A Debt which is not eligible for an Early Payment.

Value:	(xx)	For payments made by BACS or CHAPS, the date the Remittance is credited to Barclays’ account.

	(xxi)	For payments made by any other method and payments made by BACS or CHAPS in currencies other than Sterling, 3 Banking Days after Barclays receives value in its account.

SF800 – Standard Terms (2009)	26

Barclays’ Pricing Schedule

Additional service	Charge
Review and increase of the Early Payment Ceiling	Minimum of 0.5% of Early Payment Ceiling plus VAT
Changes to the facility requested by the Customer	Minimum of 0.5% of Early Payment Ceiling plus VAT
Renewal Fee	Minimum of 0.5% of Early Payment Ceiling plus VAT
Additional copies of Customer reports/statements	Between £5 and £25 plus VAT per report depending on frequency and type
Faxing reports	Minimum £5 plus VAT per report
Manual administration of same day payments	1% of value, minimum £100 plus VAT
Additional audit and visit costs	Minimum £500 plus VAT per day
Same day payments (including CHAPS)	£25 (not subject to VAT)
Letters to the Customer’s advisors eg. auditors, solicitors and other third parties	Minimum £25 plus VAT
Additional telephone Debt verification activity	£5-£10 plus VAT per debtor
Mid month Recourse adjustment	1% of additional funding, minimum £100 plus VAT
Additional copies of legal agreements	£50 plus VAT per copy
Registration of Security at Companies House	Minimum £175 plus VAT
Registration of Agreement in Register of Assignments of Book Debts	Minimum £150 plus VAT
Renewal of registration of Agreement in Register of Assignments of Book Debts	Minimum £150 plus VAT

Specified Account Services	Charge
Auto trf dr hse	£0.15
Same day debits	£0.54
Debit entries	£0.54
Barclays remittance cr	£0.75
Non-Barclays remittance cr	£0.75
House/Other credit	£0.75
Automated credit	£0.15
Same day credit	£0.75
Cash paid in (h/a/c)	£0.50 per £100
Cash paid out (h/a/c)	£0.57 per £100
Cheques paid in (h/a)	£0.25
Cash exchange (h/a)	£1.65 per £100
Cheques in encoded	£0.25
BACS entries	£0.20
BACS file chg	£3.00
Statements duplicate (duplicated as extra copies at time of run)	£0.95
Statements bch post	£0.95
Unpaids in (h/a)	£2.00

SF800 – Standard Terms (2009)	27